FOR IMMEDIATE RELEASE

 American Realty Capital Global Trust Purchases Two Additional Assets for $25.6 Million

Additional Properties are over 50% Leased to Investment Grade Tenants; Purchases are Demonstrative of ARC Global’s Success in Executing its Organic Acquisitions Strategy

ARC Global’s Portfolio Now Comprised of $60.6 Million of European Assets and $9.3 Million of U.S. Assets

New York, New York, September 5, 2013 – American Realty Capital Global Trust, Inc. (“ARC Global”) announced today that it recently acquired two assets in the U.K. and the United States, consisting of a portfolio of two office buildings in Sunderland, U.K. and a PPD Global Labs office and laboratory facility in Highland Heights, Kentucky. The properties were acquired for an aggregate purchase price of $25.6 million, exclusive of closing costs. The properties have a weighted average remaining lease term of 10.5 years and were purchased at a weighted average capitalization rate of 9.4% (calculated by dividing annualized rental income on a straight-line basis by base purchase price).

The Northern Rock office buildings are leased to Northern Rock (Asset Management) plc, a U.K. public company that carries an investment grade credit rating as determined by major credit rating agencies, and holds and services residential mortgages and unsecured loans, as well as government loans, and non-deposit wholesale and secured funding instruments in the United Kingdom. These properties serve as Northern Rock’s headquarters where operations include back office administration, new sales, customer service, accounting, regulator communications (Ofwat) and bill inquiries.

The PPD Global Labs office and laboratory facility is leased to PPD Global Labs, LLC, a contract research organization that provides testing services for biopharmaceutical companies engaged in clinical drug development. The facility serves as a mission critical research and development center for comprehensive product development, post-approval services, drug discovery and lifecycle management services.

Including these recent acquisitions, ARC Global has assembled a $228.0 million portfolio of primarily triple net properties, including $69.9 million of acquired properties, $79.4 million of acquisitions under executed purchase and sale agreements and approximately $78.7 million of acquisitions under executed letters of intent.

“We are pleased to announce the purchase of these high quality real estate assets,” stated Nicholas S. Schorsch, Chairman and Chief Executive Officer of ARC Global. “As ARC Global builds a diversified global portfolio, we continue to execute our European acquisition strategy while identifying strong office, industrial and special purpose net lease assets in the U.S.”

About ARC Global

ARC Global is a publicly registered, non-traded real estate investment (“REIT”) that intends to qualify as a REIT for the taxable year ended December 31, 2013. Additional information about ARC Global can be found on its website at www.arcglobaltrust.com.

About American Realty Capital

Founded in 2006, American Realty Capital (“ARC”) is a full-service investment management firm providing advisory services to retail and institutional investors. ARC is an active sponsor and manager of public and private real estate investments, a business development company and other investment products.  Collectively, ARC’s senior team of seasoned professionals has acquired and managed over $10 billion of real estate, as well as $5 billion of corporate sale-leasebacks and net leased properties. For more information, visit www.americanrealtycap.com.

About Moor Park Capital Partners LLP

Moor Park Capital Partners LLP (“Moor Park”), founded in 2006, is a UK limited liability partnership and is regulated by the Financial Services Authority. Headquartered in London, Moor Park is a private real estate firm which concentrates on commercial property investment in Europe and has approximately £2.7 billion of real estate assets currently under management. Moor Park provides a wide range of services to its clients, including, among others, acquisition, development, asset, property and facility management, leasing services, centralized corporate support services and financing services. The partners of Moor Park are Gary Wilder, Shemeel Khan & Jagdeep Kapoor, who together have a combined 60 years plus of experience and have structured and executed in excess of £20 billion of real estate transactions worldwide over their careers. For more information, visit www.moorparkcapital.com.

Important Notice

The statements in this press release that are not historical facts may be forward-looking statements. These forward-looking statements involve risks and uncertainties that could cause the outcome to be materially different. In addition, words such as “anticipate,” “believe,” “expect” and “intend” indicate a forward-looking statement, although not all forward-looking statements include these words.

Contacts

Anthony J. DeFazio	Brian S. Block, EVP & CFO
DDC Works	American Realty Capital Global Trust, Inc.
tdefazio@ddcworks.com	bblock@arlcap.com
Ph: (484-342-3600)	Ph: (212-415-6500)